EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of American Tower Systems Corporation on Form S-8 of our report dated March 6, 1998 (except for Note 4, as to which the date is March 27, 1998), appearing in the Annual Report on Form 10-K of American Tower Systems Corporation for the year ended December 31, 1997.

         We consent to the incorporation by reference in this Registration Statement of American Tower Systems Corporation on Form S-8 of our report on the financial statements of OPM - USA - INC. dated March 2, 1998, appearing in the Current Report on Form 8-K of American Tower Systems Corporation filed on March 20, 1998.

                                                       /s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Boston, Massachusetts
May 5, 1998